Exhibit 4.22

SECURITY HOLDERS AGREEMENT

SECURITY HOLDERS AGREEMENT, dated as of August 17, 2005 (the “Agreement”), by and among Penthouse Media Group Inc., a Delaware corporation (the “Company”), the holders of the Series A Convertible Preferred Stock of the Company (the “Series A Preferred”) listed on Exhibit A hereto (collectively with their Permitted Transferees, the “Series A Investors”), and certain of the remaining holders of any capital stock of the Company, all of whom hold common stock of the Company (the “Common Stock”) listed on Exhibit B hereto (collectively with their Permitted Transferees, the “Other Equity Holders”).  The parties hereto (other than the Company) and any other Person who shall hereafter become a party to this Agreement are sometimes hereafter referred to, individually, as a “Security Holder” and, collectively, as the “Security Holders.”  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in ARTICLE V.

RECITALS

WHEREAS, the Post Funds, Canyon Value Realization Fund, L.P., FinVest Capital Ltd., Canyon Balanced Equity Master Fund, Ltd., MacVest 1, Ltd., Canpartners Investments IV, LLC, Institutional Benchmarks Master Fund, Ltd. - Centaur Event Driven Multi-Strategy Series and [Satellite Funds] (collectively with their Permitted Transferees, the “New Series A Investors”), U.S. Bank National Association, as administrative agent and collateral agent, and the Company entered into that certain Securities Purchase Agreement (the “Purchase Agreement”) for the sale and purchase of 11.0% senior notes due 2010 (the “Notes”) and shares of Series A Preferred and the issuance of certain warrants to acquire Common Stock (each, a “Warrant”); and

WHEREAS, the Security Holders own or may be issued or acquire shares of Common Stock, Warrants or other equity securities of the Company (such Common Stock and Warrants, together with any other equity securities of the Company being referred to herein as the “Company Stock”) from time to time in the discretion of the Board;

WHEREAS, in connection with the Purchase Agreement, the parties hereto desire to restrict the sale, assignment, transfer, encumbrance or other disposition of Company Stock that the parties hereto own or may hereafter acquire, and to provide for the voting of shares of Company Stock on the terms and conditions as set forth below;

NOW, THEREFORE, in consideration of the premises and of the terms and conditions contained herein, the parties hereto agree as follows:

ARTICLE I
VOTING

1.1

Shares Governed.  Each Security Holder agrees to hold all shares of Company Stock now owned or hereinafter acquired by it registered in its name or beneficially owned by it subject to, and to vote the shares of Company Stock in accordance with, the provisions of this Agreement.

1.2

Board Composition.  During the term of this Agreement, if Post designates the Board Designee (as defined in the Purchase Agreement), in any and all elections of directors of the Company (whether at a meeting or by written consent in lieu of a meeting), each Security Holder agrees to vote all shares of Company Stock by him, her or it in such manner as may be necessary to elect (and maintain in office) such Board Designee as a member of the Board (and every committee thereof).  The parties hereto agree that (i) the Board will meet at least one (1) time per quarter, (ii) if the Board Designee has been elected to the Board, he or she will be entitled to receive copies of all materials distributed at all meetings of the Board (and every committee thereof) and (iii) if Post has designated the Board Observer (as defined in the Purchase Agreement), he or she will be entitled to receive copies of all materials distributed at all meetings of the Board (and every committee thereof).

1.3

Approvals.  For so long as the New Series A Investors and/or their Affiliates collectively own at least twenty percent (20%) of the Series A Preferred originally issued to the New Series A Investors pursuant to the Purchase Agreement, without the written consent of the Required New Series A Investors, the Company hereby covenants and agrees that it shall not, and each Security Holder agrees that at any meeting of the stockholders or pursuant to any written consent of the stockholders it shall not affirmatively vote to:  (i) take any action (including amending the Certificate of Incorporation of the Company or by way of merger, consolidation or otherwise) that would alter or change the powers, preferences or special rights, or the restrictions provided for the benefit, of the Series A Preferred; (ii) take any action to authorize, create or issue (whether by amending the Certificate of Incorporation of the Company or by way of merger, consolidation or otherwise) any class or series of of stock having relative rights or preferences superior to or on parity with the Series A Preferred, or to reclassify any authorized stock of the Company into any class or series of stock having relative rights or preferences superior to or on parity with the Series A Preferred, or to authorize or create any obligation or security convertible into or evidencing the right to purchase shares of any class or series of stock having relative rights or preferences superior to or on parity with the Series A Preferred; (iii) take any action to increase or decrease the number of authorized shares of Series A Preferred; (iv) take any action to increase the number of shares reserved for issuance under the Company’s equity incentive or benefit plans above 117,778 shares of Common Stock (as such shares are presently constituted, subject to proportional adjustment for any stock split or combination or reclassification) or create or approve any new equity incentive or benefit plan which would require the reservation of additional shares of Common Stock in excess of such 117,778 shares (as such shares are presently constituted, subject to proportional adjustment for any stock split or combination or reclassification); (v) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any shares of capital stock of the Company; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company pursuant to agreements under which the Company has the right to repurchase such shares upon the occurrence of certain events, such as the termination of services; (vi) effect, or take any action to effect, a Change of Control; (vii) sell, or take any action to sell, any material portion of the Company’s assets, in any transaction or series of related transactions; (viii) commence any dissolution, liquidation or winding up of the Company; (ix) effect, or take any action to effect, any recapitalization or other liquidity transaction involving the Company, in whatever form (other than a Qualified

IPO); (x) declare or pay any dividend or make any other distribution on or in respect of any capital stock of the Company; (xi) engage in any transaction, or enter into, amend or otherwise modify any agreement to engage in any transaction (including any employment, compensation, consulting, severance or other similar agreement), between the Company and any of its Affiliates, directors, executive officers or any of their respective Affiliates, other than (A) the exercise of rights and performance of obligations pursuant to the Existing Affiliate Agreements, and (B) any transaction or series of related transactions that does not exceed $100,000 in aggregate value and that is approved by a majority of the disinterested members of the Board; and (xii) amend the Company’s Certificate of Incorporation (whether by amendment or by way of merger, consolidation or otherwise) or Bylaws (unless, in the case of the Bylaws, unanimously approved by the Company’s Board of Directors).  Notwithstanding the foregoing provisions of this Section 1.3, the Company may effect, or take any action to effect, a transaction referenced in clauses (vi), (vii), (viii) or (ix) without the consent of the Required New Series A Investors; provided, that the holders of Series A Preferred receive the entire Liquidation Preference (as defined in the Company’s Certificate of Incorporation, as amended) to which they are entitled in connection with such transaction; provided further, that, for the avoidance of doubt, the foregoing shall not prevent the holders of shares of Series A Preferred from converting such shares into Common Stock immediately prior to consummation of a transaction permitted thereby.

1.4

Other Rights.  Except as provided by this Agreement, or any other agreement entered into in connection with the Purchase Agreement, each Security Holder shall exercise the full rights of a stockholder of the Company with respect to its shares of Company Stock.

ARTICLE II
RESTRICTIONS ON TRANSFERS

2.1

Permitted Transfers.  Any Transfer of shares of Company Stock by any Security Holder shall comply with Sections 2.2, 2.3, 2.4 and 2.5; provided, however, that Section 2.5 shall not apply to:  (a) the Transfer of shares by any Series A Investor to or among any Affiliate of such Series A Investor or any Person holding (as of the date hereof) an investment or other equity interest in such Series A Investor, directly or indirectly, (b) the Transfer of shares by the Majority Equity Sponsor to or among any Affiliate of the Majority Equity Sponsor or any shareholders, members or directors of any Majority Equity Sponsor, and the Transfer of shares by any Majority Equity Sponsor to a spouse, children, grandchildren or other living descendants of any shareholder, member or director of any Majority Equity Sponsor, or to a trust of which there are no principal (i.e., corpus) beneficiaries other than the shareholder, member or director and/or his or her spouse, children, grandchildren or other living descendants, and provided that the existing beneficiaries and/or trustee(s) and/or grantor(s) of such trust have the power to act with respect to the trust’s assets without court approval, (c) the Transfer of shares by any Security Holder to or among his or her spouse, children, grandchildren or other living descendants, or to a trust of which there are no principal (i.e., corpus) beneficiaries other than the grantor and/or his or her spouse, grandchildren or other living descendants, and provided that the existing beneficiaries and/or trustee(s) and/or grantor(s) of such trust have the power to act with respect to the trust’s assets without court approval, (d) the Transfer of shares to the Company in connection with the Company’s exercise of a “call” or repurchase right by the

Company in connection with the termination of an employment relationship or otherwise and (e) the Transfer of any shares by a New Series A Investor to any other New Series A Investor.  Transferees to whom Transfers are permitted pursuant to this Section 2.1 are referred to herein as “Permitted Transferees.”  No Permitted Transferee may further effect or allow a Transfer of such shares to any Person other than the Person from whom the shares were received or another Permitted Transferee of the Person from whom the shares were received.

2.2

Compliance with Securities Laws.  No Security Holder shall Transfer any shares of Company Stock unless the Transfer is pursuant to an effective registration statement under the Securities Act or a valid exemption from registration under the Securities Act and in compliance with any other applicable federal securities laws and state securities or “blue sky” laws.

2.3

Recordation.  The Company shall not record upon its books any Transfer of shares of Company Stock held or owned by any of the Security Holders to any other Person except Transfers in accordance with this Agreement.

2.4

Obligations of Transferees.  No Transfer of shares of Company Stock by Security Holders otherwise permitted pursuant to this Agreement shall be effective unless (x) the Transferee (including a Permitted Transferee pursuant to Section 2.1) shall have executed an appropriate document in form and substance reasonably satisfactory to the Company confirming that (i) the Transferee takes such shares subject to all the terms and conditions of this Agreement to the same extent as its Transferor was bound by and entitled to the benefits of such provisions and (ii) such shares shall bear legends, substantially in the forms required by Section 2.6, and (y) such document shall have been delivered to and approved by the Company prior to such Transferee’s acquisition of such shares.

2.5

Tag-Along Rights.

2.5.1

Sale Notice.  If, prior to the consummation of a Qualified IPO, any Security Holder (an “Offeror Security Holder”) proposes to sell any of the Company Stock owned by it to any Person or group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (a “Proposed Transferee”) in any case other than a Transfer to a Permitted Transferee, then the Offeror Security Holder shall first give written notice (the “Sale Notice”) to the New Series A Investors and their Affiliates, as applicable, that hold Company Stock (each, an “Eligible Holder”) and to the Company.  Each such notice shall state that the Offeror Security Holder desires to make such sale, referring to Section 2.5 of this Agreement, and shall specify (x) the number of shares of Company Stock proposed to be sold by the Offeror Security Holder pursuant to the offer (the “Offer Shares”), and (y) the identity of the proposed purchaser, the price, the form of consideration and the material terms (collectively, the “Offer Terms”) pursuant to which such sale is proposed to be made, including, without limitation, any indemnification obligations of the Offeror Security Holder.

2.5.2

Elections.  Within fourteen (14) days of the date of receipt of the Sale Notice, each Eligible Holder electing to sell shares to the Proposed Transferee on the Offer Terms (a “Tag-Along Seller”) shall deliver to the Offeror Security Holder and the Company a written notice making such election and specifying the number of shares sought to be sold (such Tag-Along Seller’s “Tag-Along Shares”).

2.5.3

Allocations.  If the sum of the number of Offer Shares and the number of all Tag-Along Shares (such sum, the “Total Offer Shares”) is less than or equal to the actual number of shares that the Proposed Transferee agrees to purchase, then each Eligible Holder making a Tag-Along Election may sell all of its Tag-Along Shares, and the Offeror Security Holder may sell all of its Offer Shares, to the Proposed Transferee on the Offer Terms.  If the number of Total Offer Shares exceeds the actual number of shares that the Proposed Transferee agrees to purchase, then (a) the right of each Tag-Along Seller and the Offeror Security Holder to sell shares to the Proposed Transferee on the Offer Terms shall be allocated according to its respective Pro Rata Portion (measured as of the date of the Sale Notice) and (b) the transaction with the Proposed Transferee shall not proceed unless the Proposed Transferee agrees to purchase shares from the Tag-Along Sellers and the Offeror Security Holder in accordance with such allocation. “Pro Rata Portion” shall mean, with respect to the Offeror Security Holder or a Tag-Along Seller, a fraction, (x) the numerator of which is the number of shares of Common Stock (including shares of Common Stock issuable upon conversion of the Series A Preferred or exercise of the Warrants) held by the Offeror Security Holder or Tag-Along Seller, as applicable, and (y) the denominator of which is the sum of the number of shares of Common Stock (including shares of Common Stock issuable upon conversion of the Series A Preferred or exercise of the Warrants) held by all Tag-Along Sellers plus the number of shares of shares of Common Stock (including shares of Common Stock issuable upon conversion of the Series A Preferred or exercise of the Warrants) held by the Offeror Security Holder.

2.5.4

Seller’s Rights to Transfer.  A sale to a Proposed Transferee pursuant to Section 2.5 shall only be consummated if the Proposed Transferee shall purchase, on the Offer Terms, not later than 90 days following the date of the Sale Notice, a number of shares equal to or exceeding the number of Offer Shares.  After such 90 day period, any such sale will again be subject to the notice and other requirements of this Section 2.5.

2.6

Additional Provisions Relating to Restrictions on Transfers.

2.6.1

Legends.  Each of the Security Holders hereby agrees that each outstanding certificate representing shares of Company Stock held or owned by such Security Holder or its Transferee, and issued prior to the date when the applicable restrictions are terminated pursuant to Section 2.6.3, shall bear endorsements reading substantially as follows:

(a)

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS.

(b)

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN A SECURITY HOLDERS AGREEMENT DATED AS OF AUGUST 17, 2005, AS AMENDED FROM TIME TO TIME, COPIES OF WHICH MAY BE OBTAINED FROM THE ISSUER OR FROM THE HOLDER OF THIS SECURITY.  NO TRANSFER OF SUCH SECURITIES WILL BE MADE  ON THE BOOKS OF THE ISSUER UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH AGREEMENT.

2.6.2

Copy of Agreement.  A copy of this Agreement shall be filed with the corporate secretary of the Company and kept with the records of the Company and shall be made available for inspection by any Security Holder of the Company at the principal executive offices of the Company.

2.6.3

Termination of Restrictions.  The restrictions referred to in the endorsement required pursuant to Section 2.6.1(a) shall cease and terminate as to any particular shares of Company Stock when the Company determines that such restriction is no longer required in order to assure compliance with the Securities Act. The restriction referred to in the endorsement required pursuant to Section 2.6.1(b) shall cease and terminate as to any particular shares of  Company Stock when the Company reasonably determines that the provisions of this Agreement are no longer applicable to such shares or this Agreement shall have terminated in accordance with its terms.

ARTICLE III
REGISTRATION RIGHTS

3.1

Piggyback, Demand and S-3 Registrations.

3.1.1

Piggyback Registrations.  If the Company proposes to register for sale by the Company under the Securities Act any of its equity securities (other than a registration on Form S-4 or Form S-8, or any successor or similar forms), any shares pursuant to a Demand Registration under Section 3.1.2, or any shares pursuant to a S-3 Registration under Section 3.1.3, in a manner that would permit registration of Registrable Securities for sale to the public under the Securities Act and in an underwritten offering, the Company will each such time promptly give written notice to all Series A Investors who beneficially own any Registrable Securities of its intention to do so, of the registration form of the SEC that has been selected by the Company and of such Series A Investors’ rights under this Section 3.1 (the “Piggyback Notice”).  The Company will use commercially reasonable efforts to include, and to cause the underwriter or underwriters to include, in the proposed offering, on the same terms and conditions as the securities of the Company included in such offering, all Registrable Securities that the Company has been requested in writing, within 15 calendar days after the Piggyback Notice is given, to register by the Series A Investors entitled to receive a Piggyback Notice hereunder (each such registration pursuant to this Section 3.1.1, a “Piggyback Registration”).  In the case of any registration of Registrable Securities in an underwritten offering pursuant to this Section 3.1.1, all Series A Investors proposing to distribute their securities pursuant to this Section 3.1.1 shall, at the request of the Company, enter into an agreement in customary form with the underwriter or underwriters.  Notwithstanding the foregoing, the Company shall have no obligation under this Section 3.1.1 to make any offering of its securities or to complete an offering of its securities that it proposes to make, and may elect to delay a proposed registration at any time, and shall incur no liability to any Series A Investor for its failure to do so or for such delay (other than with respect to any obligations of the Company to effect Demand Registrations in accordance with Section 3.1.2 or S-3 Registrations in accordance with Section 3.1.3).

3.1.2

Demand Registrations.  Beginning on the date that is six months after the closing of a Qualified IPO, the Company, upon written request from the Required New Series A Investors, on behalf of the New Series A Investors and their Affiliates, as applicable, shall use commercially reasonable efforts to register under the Securities Act the Registrable Securities beneficially held by the New Series A Investors, as applicable (including, at the election of the Required New Series A Investors, in an underwritten offering) and bear all expenses in connection with such offering pursuant to Section 3.1.4 below and shall enter into such other agreements in furtherance thereof (each such registration pursuant to this Section 3.1.2, a “Demand Registration”).  The Required New Series A Investors, on behalf of the New Series A Investors and their Affiliates, as applicable, shall have the right to request three (3) Demand Registrations pursuant to this Section 3.1.2.  Upon the receipt of any such request, the Company shall use commercially reasonable efforts to cause a registration statement (a “Demand Registration Statement”) to be filed with, and to be declared effective by, the SEC for all Registrable Securities that the Company has been requested to register as soon as practicable thereafter.  The Company agrees to use commercially reasonable efforts to keep the Demand Registration Statement continuously effective until the earliest of (a) the date on which the New Series A Investors and their Affiliates no longer hold any Registrable Securities registered under the Demand Registration Statement, (b) the date on which the Registrable Securities may be sold by the New Series A Investors and their Affiliates pursuant to Rule 144 (with such sale not being limited by either the timing or volume restrictions thereunder) or (c) the date that is 30 days from the effective date of such Demand Registration Statement (or the date that is 6 months from the effective date of such Demand Registration Statement if such Demand Registration Statement is a shelf registration statement filed on an appropriate form under the Securities Act).  A registration shall not count as a Demand Registration unless and until the registration statement relating thereto has been declared effective by the SEC and has not been withdrawn.

3.1.3

Registration on From S-3.  Upon written notice by the Required New Series A Investors, on behalf of the New Series A Investors and their Affiliates, the Company will be required to register on Form S-3, if available for use by the Company, Registrable Securities with an anticipated aggregate offering price of at least $1,000,000 (each such registration pursuant to this Section 3.1.3, a “S-3 Registration”).  The Company will not be obligated to effect more than one S-3 Registration in any twelve-month period.

3.1.4

Expenses.  The Company shall pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 3.1.

3.1.5

Priority in Piggyback and Demand Registrations.  If the managing underwriter for a registration pursuant to this Section 3.1 shall advise the Company in writing that, in its opinion, the number of securities requested to be included in such registration exceeds the number that can be sold in an orderly manner in such offering within a price range acceptable to the Company (or, in the case of a Demand Registration, to the New Series A Investors and their Affiliates, as applicable), the Company shall include in such offering: (a) in the case of a Demand Registration, (i) first, all the securities the Series A Investors propose to register, to be allocated pro rata on the basis of the relative number of Registrable Securities each Series A Investor beneficially owns and (ii) second, all the securities the Company proposes to register for its own sale; and (b) in the case of any other registration, (i) first, all the securities the Company proposes to register for its own sale and (ii) second, all the securities the Series A Investors propose to register, to be allocated pro rata on the basis of the relative number of Registrable Securities each Series A Investor beneficially owns.  If there is any reduction or exclusion pursuant to this Section 3.1.5 of greater than 10% of the Registrable Securities requested to be registered by the New Series A Investors and their Affiliates, as applicable, of a Demand Registration, such registration shall not be deemed to be a Demand initiated by the Required New Series A Investors on their behalf for the purposes of Section 3.1.2.

3.1.6

Underwriting Requirements.  In connection with any offering involving any underwriting of securities in a Piggyback Registration, the Company shall not be required to include in such underwriting the Registrable Securities of any Security Holder entitled to registration pursuant to this Section 3.1 unless such Security Holder agrees to the basic terms of the underwriting as agreed upon between the Company and the underwriters and such Security Holder completes and/or executes all customary documents and agreements generally required of all Security Holders in connection therewith.

3.1.7

Limits on Future Registration Rights.  The Company will not grant any other registration rights to any Person (other than registration rights that are subordinate to the registration rights granted herein to the Required New Series A Investors, the New Series A Investors and their Affiliates, as applicable) without the consent of the Required New Series A Investors.

3.2

Registration.  The Company may require each seller of Registrable Securities as to which any registration is being effected to furnish the Company such information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request in writing.  The Company shall not be required to register or qualify any Registrable Securities covered by such registration statement under any state securities, or “blue sky,” laws of such jurisdictions other than as it deems necessary in connection with the chosen method of distribution or to take any other actions or do any other things other than those it deems necessary or advisable to consummate such distribution, and the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not otherwise be obligated to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction.

3.3

Indemnification.

(a)

The Company will indemnify and hold harmless each holder of Registrable Securities which are included in a registration statement pursuant to the provisions of this ARTICLE III, its directors and officers, and any underwriter (as defined in the Securities Act) for such holder and each person, if any, who controls such holder or such underwriter within the meaning of the Securities Act, and each holder of Registrable Securities included in a registration pursuant to the provisions of this ARTICLE III will indemnify and hold harmless the Company, its directors and officers, any controlling person and any underwriter, from and against, any and all loss, damage, liability, cost and expense to which any such holder or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.  Notwithstanding the foregoing, the Company will not be liable in any case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing by such holder, such underwriter or such controlling person expressly stating that such information is for use in any such registration statement, prospectus, amendment or supplement.  Furthermore, each holder of Registrable Securities will only be liable to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon information furnished in writing by such holder expressly stating that such information is for use in any such registration statement, prospectus, amendment or supplement.

(b)

After receipt by an indemnified party pursuant to the provisions of this Section 3.3 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of this Section 3.3, promptly notify the indemnifying party of the commencement thereof, but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise hereunder.  In case such action is brought against the indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, provided, however, if the defendants in any action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or in addition to those available to the indemnifying party, or if there is a conflict of interest which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties have the right to select counsel to participate in the defense of such action on behalf of such indemnified party or parties at the Company’s reasonable expense.  After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of this Section 3.3 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the provisions of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.  The indemnifying party shall have the exclusive right to compromise and/or settle any action provided that no such settlement shall result directly or indirectly in any liability to the indemnified party.

3.4

Holdback Agreement.  If requested in writing by the Company or the underwriter, if any, of any offering affording a Security Holder registration rights pursuant to Section 3.1 (whether or not some or all of such Security Holder’s Registrable Securities are subject to a cutback pursuant to Section 3.1.5 of this Agreement), such Security Holder agrees not to effect any public sale or distribution of any Registrable Securities or any other equity security of the Company or of any security convertible into or exchangeable or exercisable for any equity security of the Company (in each case, other than as part of such underwritten public offering) within 14 days before or 180 days after the effective date of a registration statement affording such Security Holder such registration rights (including where subject to a cutback pursuant to Section 3.1.5 of this Agreement), or for such shorter period as the sole or lead managing underwriter shall request, in any such case, unless consented to by such underwriter, provided that any such holdback agreement entered into by the New Series A Investors and their Affiliates, as applicable, shall be on terms no less favorable than those imposed on or agreed to by the Majority Equity Sponsor.

ARTICLE IV
INFORMATION OBLIGATIONS

4.1

Basic Financial Information.  The Company covenants and agrees that, commencing on the date of this Agreement, for so long as the New Series A Investors and/or their Affiliates maintain any ownership interest in the Company, it will furnish to the New Series Investors and their Affiliates, as applicable:

4.1.1

as soon as available and in any event within 45 days after the end of each fiscal quarter of the Company and its subsidiaries commencing with the first fiscal quarter of the Company ending after the date of this Agreement, (A) consolidated balance sheets, consolidated statements of operations and retained earnings and consolidated statements of cash flows of the Company and its subsidiaries, (B) consolidating balance sheets, consolidating statements of operations and retained earnings and consolidating statements of cash flows of the Company and each of its subsidiaries, and (C) management’s narrative discussing the results for such period and forecasting any identifiable trend, in each case, as at the end of such quarter, and for the period commencing at the end of the immediately preceding fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding fiscal year, all in reasonable detail, certified by an authorized officer of the Company as fairly presenting, in all material respects, the financial position of the Company and its subsidiaries, as of the end of such quarter and the results of operations and cash flows of the Company and its subsidiaries, for such quarter;

4.1.2

as soon as available, and in any event within 90 days after the end of each fiscal year, consolidated balance sheets, consolidated statements of operations and retained earnings and consolidated statements of cash flows of the Company and its subsidiaries as at the end of such fiscal year, setting forth in comparative form the corresponding figures for the immediately preceding fiscal, all in reasonable detail and prepared in accordance with generally accepted accounting principles, including management’s discussion and analysis, and accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards of the Company’s independent accountants (which opinion shall be without (A) a “going concern” or like qualification, modification or exception, or (B) any qualification or exception as to the scope of such audit);

4.1.3

as soon as available, and in any event within 30 days after the end of each calendar month commencing with the first calendar month of the Company and its subsidiaries ending after the date of this Agreement, a “flash report” for such month setting forth in reasonable detail revenue, expenses (itemizing operating expenses and SG&A), capital expenditures and EBITDA, consolidated for the Company and its subsidiaries and by segment; and

4.1.4

(A) as soon as available, and in any event at least 30 days prior to the commencement of each fiscal year, an annual operating plan and budget similar= in scope and detail to the operating plan and budget provided to the New Series A Investors dated June 22, 2005, prepared on a monthly basis, for such fiscal year for the Company and its subsidiaries and (B) promptly upon preparation, any amendments to such annual operating plans and budgets.

ARTICLE V
DEFINITIONS

As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Affiliate” of a Person shall mean a Person directly or indirectly controlled by, controlling or under common control with such Person, including, without limitation, managed accounts.

“Agreement” shall have the meaning ascribed to it in Introduction hereto.

“Board” shall mean the Board of Directors of the Company.

“Change of Control” means, in one transaction or a series of related transactions, (a) (i) the merger or consolidation of the Company into or with one or more Persons, (ii) the merger or consolidation of one or more Persons into or with the Company or (iii) a tender offer or other business combination if, in the case of (i), (ii) or (iii), the stockholders of the Company immediately prior to such merger, consolidation, tender offer or business combination (together with such stockholders’ Affiliates) do not retain at least a majority of the voting power of the surviving Person or (b) the sale, conveyance, exchange or transfer to another Person or Persons (in one transaction or a series of related transactions) of (i) the voting capital stock of the Company if, after such sale, conveyance, exchange or transfer, the stockholders of the Company immediately prior to such sale, conveyance, exchange or transfer (together with such stockholders’ Affiliates) do not immediately after such transaction retain at least a majority of the voting power of the Company or (ii) more than fifty percent (50%) of the assets of the Company.

“Common Stock” shall have the meaning ascribed to it in the Introduction hereto.

“Company” shall have the meaning ascribed to it in the Introduction hereto.

“Company Stock” shall have the meaning ascribed to it in the Recitals hereto.

“Demand Registration” shall have the meaning ascribed to it in Section 3.1.2 hereof.

“Demand Registration Statement” shall have the meaning ascribed to it in Section 3.1.2 hereof.

“Eligible Holder” shall have the meaning ascribed to it in Section 2.5.1 hereof.

“Existing Affiliate Agreements” shall mean the Management Agreement, dated as of October 5, 2004, between the Company and Bell & Stanton, Inc., a Florida corporation, and the Lease, dated November 2, 2004, between the Company (as tenant) and 6800 Broken Sound LLC, a Florida limited liability company (as landlord) related to property located at 6800 Broken Sound Parkway, Boca Raton, Florida.

“Majority Equity Sponsor” means, collectively, PET Capital Partners LLC, PET Capital Partners II LLC, Absolute Europe Fund, NAFT Ventures I, LLC and their respective managers, principals and Affiliates.

“New Series A Investors” shall have the meaning ascribed to it in the Recitals hereto.

“Note” shall have the meaning ascribed to it in the Introduction hereto.

“Offer Shares” shall have the meaning ascribed to it in Section 2.5.1 hereof.

“Offer Terms” shall have the meaning ascribed to it in Section 2.5.1 hereof.

“Offeror Security Holder” shall have the meaning ascribed to it in Section 2.5.1 hereof.

“Other Equity Holders” shall have the meaning ascribed to it in the Introduction hereto.

“Permitted Transferees” shall have the meaning ascribed to it in Section 2.1 hereof.

“Person” shall mean an individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, government (or any department or agency thereof) or other entity.

“Piggyback Notice” shall have the meaning ascribed to it in Section 3.1.1 hereof.

“Piggyback Registration” shall have the meaning ascribed to it in Section 3.1.1 hereof.

“Post” means Post Advisory Group, LLC, a Delaware limited liability company.

“Post Funds” means DB Distressed Opportunities Fund, LTD; The Opportunity Fund, LLC; Post Opportunity Fund, LP; MW Post Opportunity Offshore Fund, LTD; Post Total Return Fund, LP; Post Total Return Offshore Fund, LTD; State of South Dakota Retirement System Fund; SPhinX Distressed (MW Post Opportunity) Segregated Portfolio; MW Post Portfolio Fund, Ltd.; Post Balanced Fund, L.P.; and Post High Yield, L.P.

“Pro Rata Portion” shall have the meaning ascribed to it in Section 2.5.3 hereof.

“Proposed Transferee” shall have the meaning ascribed to it in Section 2.5.1 hereof.

“Purchase Agreement” shall have the meaning ascribed to it in the Recitals hereto.

“Qualified IPO” shall mean an underwritten initial public offering of shares of Common Stock pursuant to a registration statement under the Securities Act with either (i) aggregate gross proceeds to the Company of at least $25,000,000 or (ii) an implied pre-money equity value of the Company of at least $100,000,000.

“Registrable Securities” shall mean the shares of Common Stock (including shares of Common Stock issuable upon conversion of the Series A Preferred or exercise of the Warrants); provided, however, as to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) such securities shall may be sold pursuant to Rule 144 (or any successor provision) without restriction as to timing or volume, (iii) such securities shall have been otherwise transferred and new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company, (iv) such securities shall have ceased to be outstanding (and, in the case of shares of Common Stock underlying options, such shares of Common Stock shall have ceased to be outstanding after issuance pursuant to the exercise of such options), or (v) in the case of shares of Company Stock held by a Security Holder, such securities shall have been transferred to any Person other than a Security Holder or a Permitted Transferee.

“Registration Expenses” shall mean any and all expenses incident to the performance of or compliance with ARTICLE III of this Agreement, including without limitation, (i) all SEC, stock exchange, national market system or NASD registration and filing fees, (ii) all fees and expenses of complying with securities or “blue sky” laws

(including reasonable fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) the fees and disbursements of counsel for the Company and of the Company’s independent public accountants, including the expenses of any special audits and/or “cold comfort” letters required by or incident to such performance and compliance, (v) the reasonable fees and disbursements of one counsel retained by the New Series A Investors and their Affiliates collectively (or the Required New Series A Investors on their behalf) in connection with each such registration, (vi) any fees and disbursements of underwriters customarily paid by issuers or sellers of securities and the reasonable fees and expenses of any special experts retained in connection with the requested registration, including any fee payable to a qualified independent underwriter within the meaning of the rules of the NASD, but excluding underwriting discounts and commissions and transfer taxes, if any, (vii) internal expenses of the Company (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties) and (viii) securities acts liability insurance (if the Company elects to obtain such insurance).

“Required New Series A Investors” (1) Post, so long as the Post Funds and/or their Affiliates collectively own at least twenty percent (20%) of the Series A Preferred originally issued to the Post Funds pursuant to the Purchase Agreement, or (2) in any other case, holders of a majority of the shares of Common Stock (including shares of Common Stock issuable upon conversion of the Series A Preferred or exercise of the Warrants) owned by the New Series A Investors and their Affiliates, as applicable.

“Rule 144” shall mean Rule 144 under the Securities Act.

“S-3 Registration” shall have the meaning ascribed to it in Section 3.1.3 hereof.

“Sale Notice” shall have the meaning ascribed to it in Section 2.5.1 hereof.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Holder” and “Security Holders” shall have the meaning ascribed to such terms in the Introduction hereto.

“Series A Investors” shall have the meaning ascribed to it in the Introduction hereto.

“Series A Preferred” shall have the meaning ascribed to it in the Introduction hereto.

“Tag-Along Sellers” shall have the meaning ascribed to it in Section 2.5.2 hereof.

“Tag-Along Shares” shall have the meaning ascribed to it in Section 2.5.2 hereof.

“Total Offer Shares” shall have the meaning ascribed to it in Section 2.5.3 hereof.

“Transfer” shall mean to sell, assign, pledge or encumber or otherwise transfer or convey, directly or indirectly, whether or not for consideration.

“Transferee” shall mean any Person to whom a Transfer is made, regardless of the method of Transfer.

“Transferor” shall mean any Person by whom a Transfer is made, regardless of the method of Transfer.

“Warrant” shall have the meaning ascribed to it in the Recitals hereto.

ARTICLE VI
MISCELLANEOUS

6.1

Effectiveness; Term.

(a)

This Agreement shall become effective simultaneously with the consummation of the transactions contemplated by the Purchase Agreement

(b)

ARTICLE I, ARTICLE II and ARTICLE IV of this Agreement shall terminate upon the occurrence of a Qualified IPO.

(c)

Notwithstanding anything in this Section 6.1 to the contrary, the provisions contained in ARTICLE III shall continue to remain in full force and effect until the earlier to occur of (i) the fifth (5th) anniversary of the date hereof (except for provisions of ARTICLE III relating to piggyback registration rights), (ii) the date on which all Registrable Securities held by the New Series A Investors and their Affiliates may be sold by them pursuant to Rule 144 (with such sale not being limited by either the timing or volume restrictions thereunder) and (iii) the date on which there are no longer any Registrable Securities outstanding; provided, however, that Section 3.3 shall survive termination pursuant to this Section 6.1(c).

6.2

Ownership.  Each Security Holder represents and warrants that (a) he, she or it now owns his, her or its shares of Company Stock free and clear of liens or encumbrances (except as contemplated by this Agreement and the agreements referenced herein), and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement with respect to the shares of Company Stock, and (b) he, she or it has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Security Holder enforceable in accordance with its terms.

6.3

No Voting or Conflicting Agreements.  Other than as set forth herein, no Security Holder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to Company Stock nor, at any time, shall any Security Holder enter into any stockholder agreements or arrangements of any kind with any Person with respect to the Company Stock inconsistent with the provisions of this Agreement.

6.4

Specific Performance.  The parties hereto acknowledge that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of any other party under this Agreement in accordance with the terms and conditions of this Agreement.  Any remedy under this Section 6.4 is subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

6.5

Notices.  All notices, statements, instructions or other documents required to be given hereunder shall be in writing and shall be given either personally or by mailing the same in a sealed envelope, by overnight courier or by first-class mail, postage prepaid and either certified or registered, in either case, return receipt requested, or by telecopy, addressed to the Company at its principal offices and to the other parties at their addresses reflected on the signature pages hereto.  Each party hereto, by written notice given to the other parties hereto in accordance with this Section 6.5, may change the address to which notices, statements, instructions or other documents are to be sent to such party.  All notices, statements, instructions and other documents hereunder that are mailed or telecopied shall be deemed to have been given on the date of mailing or, in the case of telecopying, upon confirmation of receipt.

6.6

Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties, and their respective successors and assigns. The Company shall not permit the transfer of any shares of Company Stock on its books or issue a new certificate representing any shares of Company Stock unless and until the person to whom such shares of Company Stock are transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were a Security Holder.

6.7

Recapitalizations and Exchanges Affecting Company Stock.  The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Company Stock, to any and all shares of capital stock or equity securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of, the Company Stock, or which may be issued by reason of any stock dividend, stock split, reverse stock split, combination, recapitalization, reclassification or otherwise.  Upon the occurrence of any of such events, numbers of shares and amounts hereunder and any other appropriate terms shall be appropriately adjusted, as determined in good faith by the Board.

6.8

A= dditional Shares. In the event that subsequent to the date of this Agreement any shares or other securities are issued on, or in exchange for, any shares of Company Stock by reason of any stock dividend, stock split, consolidation of shares, reclassification, reorganization or consolidation involving the Company, such shares or securities shall be deemed to be Company Stock for purposes of this Agreement.

6.9

Governing Law.  This Agreement shall be governed and construed and enforced in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.

6.10

Descriptive Headings, Etc.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.  Unless the context of this Agreement otherwise requires, references to “hereof,” “herein,” “hereby,” “hereunder” and similar terms shall refer to this entire Agreement.

6.11

Amendment or Waiver.  This Agreement may be amended (or the provisions of this Agreement waived) only by an instrument in writing signed by (i) the Company, (ii)  holders of a majority of the shares of Common Stock (including shares of Common Stock issuable upon conversion of the Series A Preferred or exercise of the Warrants) held by the New Series A Investors and their Affiliates, as applicable, which shall include Post, so long as the Post Funds and/or their Affiliates collectively own at least twenty percent (20%) of the Series A Preferred (or shares of Common Stock issued upon conversion of such Series A Preferred) originally issued to the New Series A Investors pursuant to the Purchase Agreement, and (iii) the Majority Equity Sponsor.  Notwithstanding the foregoing, this Agreement may be amended with only the written consent of the Company for the sole purpose of including additional parties as “Other Equity Holders.”

6.12

Severability.  If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.  Upon the determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.  Without limiting the foregoing, to the extent any term or provision of this Agreement is inconsistent with applicable state laws governing the qualification or registration of securities, such term or provision shall automatically be deemed to be amended to the minimum degree necessary to comply with such laws.

6.13

Complete Agreement; Counterparts.  This Agreement constitutes the entire agreement and supersedes all other agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof.  Nothing contained in this Agreement shall be interpreted so as to limit any restrictions on the ownership or Transfer of shares contained in any other agreement between the Company or any of its Affiliates and any Security Holder.  This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

6.14

Attorneys’ Fees.  In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party shall be entitled to all costs and expenses of maintaining such suit or action, including reasonable attorneys’ fees.

6.15

Waiver.  No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

6.16

No Third Party Beneficiaries.  The provisions of this Agreement shall be only for the benefit of the parties to this Agreement, and no other Person (other than any indemnified party with respect to Section 3.3) shall have any third party beneficiary or other right hereunder.

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The parties below have executed the SECURITY HOLDERS AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:

PENTHOUSE MEDIA GROUP INC.

By: /s/Marc H. Bell

Print Name: Marc H. Bell

Title: President

[signatures continue on following page]

SECURITY HOLDERS:

PET CAPITAL PARTNERS LLC

By:  NAFT Ventures I LLC, Managing Member

By: /s/Marc H. Bell

Name: Marc H. Bell

Title: Managing Member

PET CAPITAL PARTNERS II LLC

By: /s/Marc H. Bell

Name: Marc H. Bell

Title: Managing Member

ABSOLUTE RETURN EUROPE FUND

By:  PET Capital Partners LLC, Attorney-in-Fact

By:  NAFT Ventures I LLC, Managing Member

By: Marc H. Bell

Name: Marc H. Bell

Title: Managing Member

/s/Marc H. Bell

Marc H. Bell

/s/Daniel C. Staton

Daniel C. Staton

[signatures continue on following page]

SECURITY HOLDERS (continued):

DB DISTRESSED OPPORTUNITIES FUND, LTD

THE OPPORTUNITY FUND, LLC

MW POST OPPORTUNITY OFFSHORE FUND, LTD

POST TOTAL RETURN OFFSHORE FUND, LTD

STATE OF SOUTH DAKOTA RETIREMENT SYSTEM FUND

SPHINX DISTRESSED (MW POST OPPORTUNITY) SEGREGATED PORTFOLIO

MW POST PORTFOLIO FUND, LTD.

By: Post Advisory Group, LLC, as Authorized Agent

By: /s/Carl Goldsmith

Name: Carl Goldsmith

Title: Senior Investment Officer

POST OPPORTUNITY FUND, LP

POST TOTAL RETURN FUND, LP

POST BALANCED FUND, L.P.

POST HIGH YIELD, L.P.

By: Post Advisory Group, LLC, as General Partner

By: /s/Carl Goldsmith

Name: Carl Goldsmith

Title: Senior Investment Officer

[signatures continue on following page]

SECURITY HOLDERS (continued):

CANYON VALUE REALIZATION FUND, L.P.

FINVEST CAPITAL LTD.

CANYON BALANCED EQUITY MASTER FUND, LTD.

MACVEST 1, LTD.

CANPARTNERS INVESTMENTS IV, LLC

INSTITUTIONAL BENCHMARKS MASTER FUND, LTD. - CENTAUR EVENT DRIVEN MULTI-STRATEGY SERIES

By:  Canyon Capital Advisors LLC, as Investment Advisor

By: /s/ R.C.B. Evensen

Name: R.C.B. Evensen

Title: Managing Partner

[signatures continue on following page]

SECURITY HOLDERS (continued):

SATELLITE SENIOR INCOME FUND, LLC

By:  Satellite Asset Management, L.P.

By: /s/ Simon Raykher

Name: Simon Raykher

Title: General Counsel

EXHIBIT A

SERIES A PREFERRED STOCK HOLDERS

Name	Shares of Series A Preferred Stock
PET Capital Partners II LLC	84,127(1)
Absolute Return Europe Fund	50,476(1)
DB Distressed Opportunities Fund, LTD	9,815
The Opportunity Fund, LLC	8,923
Post Opportunity Fund, LP	16,774
MW Post Opportunity Offshore Fund, LTD	3,212
Post Total Return Fund, LP	7,138
Post Total Return Offshore Fund, LTD	4,104
State of South Dakota Retirement System Fund	10,707
SPhinX Distressed (MW Post Opportunity) Segregated Portfolio	3,569
MW Post Portfolio Fund, Ltd.	2,677
Post Balanced Fund, L.P.	2,677
Post High Yield, L.P.	5,354
Canyon Value Realization Fund, L.P.	3,569
FinVest Capital Ltd.	15,705
Canyon Balanced Equity Master Fund, Ltd.	535
MACvest 1, Ltd.	535
Canpartners Investments IV, LLC	535
Institutional Benchmarks Series (Master Feeder) Limited in respect of Centaur Series	535
Satellite Senior Income Fund, LLC	21,414

(1)   Reflects all shares issued or issuable pursuant to the Equity Co-Investment (as defined in the Purchase Agreement).

EXHIBIT B

COMMON STOCK HOLDERS

Name	Shares of Common Stock
	Common Stock (Voting)	Class B (Non- Voting)
PET Capital Partners II LLC	568,722	-
Absolute Return Europe Fund	51,770	-
Marc H. Bell	19,585	10,414
Daniel S. Staton	19,585	10,414